Exhibit 3.309

Form BCA-2.10	ARTICLES OF INCORPORATION

(Rev. Jan. 1995)	This space for use by Secretary of State	SUBMIT IN DUPLICATE!
George H. Ryan Secretary of State Department of Business Services Springfield, IL 62756	FILED MAR 03 1997	This space for use by Secretary of State

Payment must be made by certified check, cashier’s check, Illinois attorney’s check, Illinois C.P.A.’s check or money order, payable to “Secretary of State.”	GEORGE H. RYAN SECRETARY OF STATE	Date 3-3-97 Franchise Tax $ 25 Filing Fee $ 75 Approved: $ 100
1.	CORPORATE NAME: Borrow Pit Corp.

(The corporate name must contain the word “corporation”, “company”, “incorporated.” “limited” or an abbreviation thereof.)

2.	Initial Registered Agent:	Clifton	A.	Lake

		First Name	Middle Initial	Last name
	Initial Registered Office:	500 W. Madison St.		40th Flr.

		Number	Street	Suite #
		Chicago IL	60661-2511	Cook

		City	Zip Code	County
3.	Purpose or purposes for which the corporation is organized: (If not sufficient space to cover this point, add one or more sheets of this size.)
To engage in any lawful act or activity for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as amended.
4.	Paragraph 1: Authorized Shares, Issued Shares and Consideration Received:

	Per Value	Number of Shares	Number of Shares	Considered to be
Class	per Share	Authorized	Proposed to be Issued	Received Therefor

Common	$1.00	10,000	1,000	$1,000.00

			TOTAL =	$1,000.00
Paragraph 2: The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:
               (If not sufficient space to cover this point, add one or more sheets of this size.)
SEE ATTACHMENT

EXPEDITED
MAR 3 1997
SECRETARY OF STATE
(over)

ATTACHMENT
ARTICLES OF INCORPORATION
BORROW PIT CORP.
ARTICLE 4, Paragraph 2: The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are:
          Pursuant to Section 7.40 (b) of the Illinois Business Corporation Act of 1983, as amended (the “Act”), cumulative voting rights are hereby eliminated in all circumstances.
          Pursuant to Section 2.10 (b) (2)(v) of the Act, any provisions of the Act that require for approval of corporate action a two-thirds vote of the shareholders shall be superseded by these Articles of Incorporation to require the vote of the holders of a majority of the outstanding shares of each class entitled to vote as a class on the matter.
ARTICLE 7 — Other Provisions.
          A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of Act, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the Act as so hereafter amended. Any repeal or modification of this article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.